ACUTUS MEDICAL, INC.
INSIDER TRADING POLICY

(Effective as of August 5, 2020)
The Board of Directors (the “Board”) of Acutus Medical, Inc. (together with its affiliates and subsidiaries, the “Company,” “we,” “our,” or “Acutus”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our officers, directors, employees and other related individuals.
This policy is not intended to create obligations of Acutus or the Board beyond those established by applicable laws or regulations. As a result, use of the word “shall,” “should” or “will” with respect to an activity or responsibility, shall be interpreted to create only the legal obligation that would have been imposed on Acutus or the Board in the absence of these policies and procedures. To the extent that these policies and procedures might be interpreted to create any responsibility or obligation beyond that required by law or regulation (a “Discretionary Responsibility”), it will be interpreted to not create any material or legally enforceable obligation or responsibility, and any such Discretionary Responsibility may be waived or modified at the full discretion of Acutus or the Board.
Why do we have this Policy?
On a regular basis we provide you, our employees, with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because our employees will have knowledge of specific confidential information that is not disclosed outside of Acutus and which will constitute material nonpublic information, employee trading in our common stock could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Acutus and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about Acutus is subject to your Acutus Employee Proprietary Information and Inventions Agreement and is not to be used or disclosed outside of Acutus, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our common stock while in possession of material nonpublic information concerning Acutus and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.
What is Acutus’ policy on Insider Trading?
1.Do not trade on material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Acutus’ securities while you are aware of material nonpublic information about Acutus. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
Similarly, you may not engage in transactions involving the securities of any other company to the extent you become aware of material nonpublic information about that company through your relationship with Acutus. For example, you may be involved in a proposed transaction involving a prospective business

#93424829v1

relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Acutus may be material to another company.
2.Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning Acutus or any other company (to the extent you are or become aware of material nonpublic information about that company through your relationship with Acutus) to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”). Any nonpublic information you acquire in the course of your service with Acutus may only be used for legitimate Acutus business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including the Acutus Employee Proprietary Information and Inventions Agreement, and limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Acutus or otherwise, based on material nonpublic information about that company. In particular, you may not participate, in any manner other than passive observation, in any internet “chat” room, message board or social media platform messaging related to trading in Acutus’ securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.
Notwithstanding the foregoing, a member of our board of directors who is an affiliate of an entity that is, or is advised or managed by an investment advisor which is, registered with the SEC as a registered investment adviser under the U.S. Investment Advisers Act of 1940, as amended, may disclose information to such affiliate in the ordinary course of their employment with such affiliate, provided that such disclosure is subject to confidentiality obligations and policies or procedures designed to ensure compliance with federal securities laws and regulations prohibiting trading in the securities of a company on the basis of material, non-public information, and such affiliate is subject.
3.Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of Acutus, such as a stock analyst, you should refer the inquiry to our General Counsel or our Chief Financial Officer (each, a “Compliance Officer”). Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
4.Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Acutus, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.
Who does this Policy apply to?
This Policy applies to all officers, directors and employees of Acutus (or “you”) upon the commencement of their relationship with Acutus.
References in this Policy to “you” (as well as general references to directors, officers and employees of Acutus) should also be understood to include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities who you control. You are responsible for making

#93424829v1

sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to your Acutus Employee Proprietary Information and Inventions Agreement. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use this disclosure in any manner other than to advise you, and they do not disseminate this Policy).
You are expected to comply with this Policy as long as you hold Acutus’ securities and possess any material nonpublic information about Acutus. This means that, even after you cease to be affiliated with Acutus, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Acutus, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.In addition, no entity will be subject to this policy if such entity, or an affiliate thereof, is advised or managed by an investment advisor which is, or an affiliate of such investment advisor is, registered with the SEC as a registered investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and is subject to policies or procedures designed to ensure compliance with federal securities laws and regulations prohibiting trading in the securities of a company on the basis of material, non-public information.
What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Acutus’ securities. This Policy therefore applies to purchases, sales and other transfers of Acutus’ common stock, options, warrants, debt securities and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any Exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of Acutus’ common stock).
Transactions that are Strictly Prohibited or Require Special Consideration
1.Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.
2.Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Acutus’ securities. Short sales may signal to the market possible bad news about Acutus or a general lack of confidence in Acutus’ prospects, and an expectation that the value of Acutus’ securities will decline.
3.You may not:
a.Engage in derivative securities or hedging transactions – You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Acutus’ securities (other than stock options and other compensatory equity awards issued to you by Acutus). This includes any hedging or similar transaction designed to decrease the risks associated with holding Acutus’ common stock.
b.Use Acutus’ securities as collateral for loans - You may not pledge Acutus’ securities as collateral for loans unless you have adopted a 10b5-1 trading plan that removes any discretion you may have over trading in Acutus’ securities.

#93424829v1

c.Hold Acutus’ common stock in margin accounts - You may not hold Acutus’ common stock in margin accounts unless you have adopted a 10b5-1 trading plan that removes any discretion you may have over trading in Acutus’ securities.
What does “Material Nonpublic Information” mean?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our common stock. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release) and the public has had a chance to absorb and evaluate it.

Examples of information that would normally be regarded as “material” include the following, although the list is not exclusive:
•financial results, financial condition, projections or forecasts;
•known but unannounced future earnings or losses;
•plans to launch new products;
•the status of Acutus’ progress toward achieving significant goals;
•significant developments involving business relationships with customers or other business partners;
•site challenges, such as infrastructure stability issues;
•significant corporate events, such as a pending or proposed acquisition;
•new equity or debt offerings;
•positive or negative developments in outstanding litigation or regulatory matters;
•data breaches, cybersecurity events; or
•changes in senior management or the Board.
Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.
Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.
When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with a Compliance Officer or their delegate.
When may I trade in Acutus’ common stock?
Even if you are not in possession of any material nonpublic information, you may only trade in Acutus’ common stock if all of the following conditions have been met:
1.Open trading window: You may only engage in transactions involving Acutus’ common stock during an open trading window. Our trading window will typically open at the start of the second full trading day following the date our quarterly financial results are publicly disclosed and continue through the end of the tenth trading day of the third month of the quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)
2.Pre-clearance: If you are a member of the Board of Acutus (“Directors”) or a member of the executive team (“Executives”) or a Section 16 officer of Acutus, you must receive pre-clearance from a Compliance Officer of your proposed trade (please see attached form). From time to time, Acutus may identify other persons who require pre-clearance, and a Compliance Officer may update and revise Schedule I as

#93424829v1

appropriate. If you are a Compliance Officer, you may not engage in a transaction involving Acutus’ common stock unless the other Compliance Officer or outside corporate counsel has pre-cleared the transaction. The Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. The pre-clearance requirements shall not apply to the stockholders affiliated with the Directors, such as venture capital and private equity funds.
3. 10b5-1 Plan: The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and must meet any requirements for such 10b5-1 trading plans or guidelines established by Acutus, including pre-approval by a Compliance Officer. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.
Directors and Executives are strongly encouraged, should they wish to trade in Acutus’ common stock, to do so through a 10b5-1 trading plan. Anyone else desiring to trade through such a plan may also do so in compliance with any specific requirements or guidelines established by Acutus. Trading plans must be pre-approved by and filed with a Compliance Officer. Information regarding a trading plan that you may enter may be publicly disclosed, as required by law.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Acutus, as well as civil and criminal penalties as described in the section titled “What are the Consequences of Insider Trading?” below.
When is our Blackout Period?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Acutus has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.
Quarterly blackout periods
Except as discussed in the section titled “Are there any exceptions to this Policy?” Directors, employees and agents may not engage in transactions involving Acutus’ common stock during quarterly blackout periods. Quarterly blackout periods begin at the end of the tenth trading day of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving Acutus’ common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Special blackout periods
From time to time, we may also implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

#93424829v1

We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Acutus’ common stock until approved by one of our Compliance Officers.
Are there any Exceptions to this Policy?
Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
1.Receipt, vesting and exercise of stock awards
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered by Acutus, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans.
2.Sale of shares to cover tax withholdings

The trading restrictions under this Policy do not apply to the sale of shares of common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in connection with your execution of an equity award agreement, or in a manner approved by a Compliance Officer or their delegate.
3.Purchases from the Acutus Employee Stock Purchase Plan
The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of the Company’s common stock under the plan. However, the trading restrictions do apply to subsequent sales of the Company’s common stock.
4.Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
5.Bona fide gifts, inheritance or change in form of ownership
The trading restrictions under this Policy do not apply to bona fide gifts involving Acutus securities, transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Acutus securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.
6.Other exceptions
Any other exception from this Policy must be approved by a Compliance Officer in consultation with the Board.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer.

#93424829v1

What are the Consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Acutus and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits. Violating this Policy may also result in immediate termination of your employment.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.
What should I do if I suspect that this Policy has been violated?
Please promptly report violations or suspected violations of this Policy to a Compliance Officer. You may also report via our Reporting Hotline at: https://www.acutusmedical.com/us/compliance/or by telephone in the US: 844-977-0463.
Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
Amendments
Acutus is committed to continuously reviewing and updating its policies, and Acutus therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.

#93424829v1

SCHEDULE I
INDIVIDUALS SUBJECT TO
PRE-CLEARANCE REQUIREMENTS

All Directors (Members of the Board of Directors of Acutus Medical, Inc.)
Chief Executive Officer and President
Chief Financial Officer
Chief Commercial Officer
Chief Technology Officer
Chief Strategy & Business Development Officer
Chief People Officer
Senior Vice President, Operations
Senior Vice President, Regulatory and Clinical Affairs
Senior Vice President, General Counsel & Secretary
Vice President, Research & Development

#93424829v1

ACUTUS MEDICAL, INC.
INSIDER TRADING POLICY
PRE-CLEARANCE CHECKLIST AND CERTIFICATION

Name of Person Proposing to Trade:
Purchase or Sale:
Max Number of Shares:
Date Trading will be Completed By:

☐    Compliant with Insider Trading Policy (e.g., during an open window). I will ensure my trade is made during an open window and is in compliance with the Insider Trading Policy.
☐    Rule 10b-5 concerns. I am aware that trading is prohibited when I am in possession of any material nonpublic information regarding Acutus Medical, Inc. that has not been adequately disclosed to the public. I have discussed with a Compliance Officer any information known to me that I believe may be material or that I have any questions about whether it is material.
    I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include cancelling an open order).

Signature of Person Proposing to Trade         Date

________________________________________
Print Name of Person Proposing to Trade

Signature of Compliance Officer    Date

#93424829v1